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                    SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.

                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.   Name:  Southern Farm Bureau Life Variable Life Account

B. Address of Principal Business Office (Number and Street, City, State, Zip Code): 1401 Livingston Lane, Jackson, Mississippi 39213

C.   Telephone Number (including area code):  601-981-7422

D.   Name and address of agent for service of process:
           Joseph A. Purvis, Esq.
           Southern Farm Bureau Life Insurance Company
           1401 Livingston Lane
           Jackson, Mississippi 39213

E.   Copy to:  Stephen E. Roth, Esq.
               Sutherland Asbill & Brennan LLP
               1275 Pennsylvania Avenue, N.W.
               Washington, DC 20004-2415

F.   Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

            Yes  X        No
               -----        -----

     Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Jackson, and State of Mississippi this 10th day of August 2001.

     (SEAL)                      Southern Farm Bureau Life Variable Life Account

                                 By:

                                 Southern Farm Bureau Life Insurance Company

                                 By:  /s/ Joseph A. Purvis
                                    ------------------------

                                 Title:  Vice President, General Counsel and
                                         Secretary

ATTEST:

By: /s/ J. Joseph Stroble
   --------------------------
    Senior Vice President,
    Policy Administration and
    Assistant Secretary